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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Prospectus Supplement constituting part of Post-Effective Amendment No. 5 (filed on April 30, 1999) to the Registration Statement No. 33-89510 on Form S-3 of our report dated February 8, 1999 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 8, 1999 which appears on page F-53 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in this Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
May 4, 1999